Exhibit 10.43

October 31, 2024

To:        Dan Sullivan From:        Rod Little
Re:      Job Change - Promotion

Dear Dan:

We are pleased to inform you that with your recent promotion to Chief Operating Officer your new salary will be $ 835,000 annually, gross, paid semi-monthly and you will continue to report to me.

Bonus Program: You will continue to participate in the FY25 Bonus program, with a new bonus target of 90% of your base salary.

The above compensation changes will be effective November 1st, 2024. Additionally, you will continue under the Executive Benefits program.

Congratulations Dan! Please confirm your acceptance of this offer by the beginning of next week by signing and returning this offer to me.

If you have any questions, please do not hesitate to ask.

Sincerely,

Rod Little

Chief Executive Officer

COLLEAGUE OFFER ACCEPTED

/s/Daniel Sullivan 11/4/2024
Name              Date